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                [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

                                                                     Exhibit 5.1
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                                    January 26, 1999


Carrier Access Corporation
5395 Pearl Parkway
Boulder, CO 80301
(303) 442-5455


       Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

       We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 26, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 3,574,093 shares of your Common Stock, par value $0.001 per share (the "Shares"), to be issued pursuant to the 1998 Stock Incentive Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

       It is our opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreement that accompanies each grant under the Plan, will be legally and validly issued, fully-paid and non-assessable.

       We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                Very truly yours,

                                /s/ WILSON SONSINI GOODRICH & ROSATI
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                                WILSON SONSINI GOODRICH & ROSATI
                                Professional Corporation